Exhibit 12.1

Bandi & Associates Pllc

3010 23rd St, Astoria, NY 11102	Telephone: +1 347 759 4143

October 24, 2025

VIA EMAIL ONLY

Mak Don Don, Inc.

505 Montgomery Street

10th and 11th Floor

San Francisco, CA 94111

Re:    Opinion of Counsel - Registration Statement on Form 1-A

Gentlemen and Ladies:

We have acted as counsel to you in connection with your filing of an offering statement on Form 1-A filed October 22, 2025 (the "offering statement"). The offering statement covers the contemplated sale of up to 3,000,000 common shares of Mac Don Don Inc. (the "company") for gross proceeds of up to $300,000 (the "shares").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the company.

For purposes of this opinion we have reviewed your constituting documents, corporate minutes and offering statement. We have firsthand knowledge of the authenticity of the documents reviewed.

Based on the foregoing, we are of the opinion that the shareshave been duly authorized, and, upon issuance and sale in accordance with the terms of the offering statement, the shares will be validly issued and fully paid and non-assessable.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the offering statement becomes qualified, the shares, when issued by the company and delivered by the company against payment as contemplated by the offering statement, will be duly and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the offering statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion and the matters addressed herein are as of the date hereof, and we undertake no, and we hereby disclaim any, obligation to advise you of any change in any matter set forth herein occurring after the date hereof. This letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter is furnished solely for your own use in connection with the issuance of the Shares and may not be photocopied, circulated or relied upon for any other purpose by you or by any other person without our prior written consent.

Best Regards,

/s/ Di Ban

Di Ban